UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2012

The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-33757	33-0861263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
27101 Puerta Real, Suite 450, Mission Viejo, CA		92,691
(Address of principal executive offices)		(Zip Code)
(949) 487-9500
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2012, The Ensign Group, Inc. (the “Company”) accepted the resignation of Mr. Covey Christensen, the President of The Flagstone Group, Inc. (“Flagstone”), a wholly owned subsidiary of the Company. The Company appointed Mr. Barry Port, 38, as the President of the Flagstone effective immediately. The Company expects Mr. Christensen to continue to serve in an advisory capacity within the Company.

Mr. Port joined the Company in March 2004 and served as the executive director and in other capacities at Bella Vita Health & Rehab Center (formerly known as Desert Sky Health and Rehabilitation Center), a skilled nursing and assisted living campus in Glendale, Arizona that is owned and operated by certain subsidiaries of the Company. In January 2006, Mr. Port was appointed President of Keystone Care, Inc. (“Keystone”), a wholly-owned subsidiary of the Company which oversees the operation of 22 facilities in Texas and played a key role in the expansion and clinical and operational successes within Keystone between 2006 and 2011.  In addition to serving as the President of Flagstone, beginning in January 2012, Mr. Port has been serving as the Company's President of Skilled Nursing and Assisted Living Operations and he will continue to serve in both capacities. Mr. Port holds a B.S. from Brigham Young University and a Masters of Business Administration and a Masters of Health Services and Administration from Arizona State University.

Mr. Port will participate in the Company's executive compensation bonus plan and continue to be eligible for stock based compensation awards under the Company's 2007 Omnibus Incentive Plan as well as eligible to receive the same benefits that are available to all employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ENSIGN GROUP, INC.

/s/ SUZANNE D. SNAPPER
Chief Financial Officer

Dated: September 19, 2012